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EXHIBIT 11        STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

         The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings (loss) per share for the years ended December 31,:

                                                       2002                2001                2000
                                                    ----------          ----------          ----------
Weighted average number of common shares
   outstanding used in basic earnings (loss)
   per common share                                  2,347,925           2,347,343           2,347,297
Dilutive effect of stock options                         5,634               2,635                 830

Weighted average number of shares outstanding
   adjusted for effect of dilutive
   securities used in diluted EPS calculation        2,353,559           2,349,978           2,348,127

Net income (loss)                                   $1,143,193         ($   75,001)         $1,138,577

Earnings (loss) per share basic, diluted            $     0.49         ($     0.03)         $     0.49
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